SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 18, 2005

Date of report (Date of earliest event reported)

ON Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30419	36-3840979
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

ON Semiconductor Corporation 5005 E. McDowell Road Phoenix, Arizona		85008
(Address of principal executive offices)		(Zip Code)

602-244-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Bonus Criteria for the Second Half of 2005 for Certain Executive Officers:

On August 18, 2005, the Board of Directors (“Board”) of ON Semiconductor Corporation (“Corporation”), along with its Compensation Committee, determined and approved specific financial and operational performance goals for the second half of 2005 for possible bonus awards for specific individuals, including certain executive officers (“Executive Officers”) of the Corporation. Actual bonuses will be determined based on achievement of these goals. Similar to the first half of 2005 awards, bonuses for the second half of 2005 will be paid only if the Corporation achieves a certain minimum Earnings Before Income Taxes Depreciation and Amortization (“EBITDA”) amount. If this EBITDA amount is attained, the bonus of Keith Jackson, President and Chief Executive Officer of the Corporation, will be based on EBITDA and the following performance criteria of the Corporation: a new product development cycle time goal; a revenue goal; a gross margin goal; and a market share goal. If these goals are achieved, Mr. Jackson’s bonus award would be expected to be approximately 48% of his base salary for the second half of 2005 with the possibility of a maximum bonus of approximately 180% of his base salary for the period. If the minimum EBITDA amount is attained, the other Executive Officers of the Corporation will receive bonuses based on some of the same or similar factors as for Mr. Jackson with the applicable percentage determined for each individual by the Board as recommended by the Compensation Committee. The remainder of the other Executive Officers’ bonus awards will be based on measurable goals related to the applicable business area or functional responsibility for each executive. If these goals are achieved, the bonus awards for the other Executive Officers would be expected to be in the range of approximately 30% to 39% of the applicable base salary for the second half of 2005 with the possibility of maximum bonuses in the range of approximately 113% to 146% of base salary for the second half of 2005. In addition to Mr. Jackson, the other Executive Officers are: Donald Colvin, Senior Vice President and Chief Financial Officer; William Bradford, Senior Vice President of Sales and Marketing; George H. Cave, Senior Vice President, General Counsel, Chief Compliance and Ethics Officer and Secretary; William George, Senior Vice President, Operations; Peter Green, Senior Vice President, Integrated Power Group; and Larry Sims, Senior Vice President, Analog Products Group. The bonus awards for each of the Executives Officers would be paid pursuant to the Corporation’s 2002 Executive Incentive Plan, as amended from time-to-time.

Stock Option for Newly Elected Member of the Board of Directors:

As described more in Item 5.02 below, on August 18, 2005, the Board of the Corporation elected Robert H. Smith to the Board of Directors. Upon such election, the Board granted Mr. Smith a stock option (“Stock Option”) to purchase 20,000 shares of common stock of the Corporation. This non-qualified Stock Option was granted effective August 18, 2005 under the Corporation’s 2000 Stock Incentive Plan, as amended form time to time, and is subject to a separate stock option agreement. The Stock Option vests annually on a pro rata basis over a three-year period beginning on the first anniversary of the grant date. The Stock Option has an exercise price of $5.20, which equaled the closing price of the common stock of the Corporation as quoted on the Nasdaq National Market on the date of grant.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 18, 2005, the Board of the Corporation elected Mr. Smith to serve as a Director of the Board effective as of August 18, 2005. Smith was also appointed by the Board to its Audit Committee and the Compensation Committee. Mr. Smith assumed a Board seat that had been previously vacated. Mr. Smith is a retired officer and director of Novellus Systems Inc., a manufacturer of chemical vapor deposition, physical vapor deposition, copper Electrofill™, photoresist and residue removal, and chemical mechanical planarization systems, where he held several roles including executive vice president, finance and administration, chief financial officer and executive vice president of administration. In 1994, prior to joining Novellus, Mr. Smith held the position of chairman of the board of directors for Micro Component Technology Inc., a semiconductor test-equipment manufacture. From 1986 through 1990, Mr. Smith served as the president of Maxwell Graphics Inc. From 1982 through 1986, Mr. Smith held chief financial officer positions with Maxwell Communications of North America Corp. and R.R. Donnelley and Sons. He had previously held executive positions with Honeywell, Inc., Memorex Corp. and Control Data Corp. Mr. Smith is currently a member of the board of directors for Cirrus Logic, Inc. and PLX Technology, Inc., which are both semiconductor companies. He is also on the board of directors of Virage Logic Corporation and Epicor Software Corporation. Attached to this Current Report, as Exhibit 99, is a copy of the news release for ON Semiconductor Corporation dated August 18, 2005 titled “Robert H. Smith Joins the ON Semiconductor Board of Directors.”

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired Not applicable.

(b)	Pro Forma Financial Information Not applicable.

(c)	Exhibits

Exhibit No.	Description
99	News release for ON Semiconductor Corporation dated August 18, 2005, titled “Robert H. Smith Joins the ON Semiconductor Board of Directors.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ON SEMICONDUCTOR CORPORATION (Registrant)

Date:	August 22, 2005	By:	/s/ GEORGE H. CAVE
			Name:	George H. Cave
			Title:	Senior Vice President, General Counsel, Chief Compliance and Ethics Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99	News release for ON Semiconductor Corporation dated August 18, 2005, titled “Robert H. Smith Joins the ON Semiconductor Board of Directors.”

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